For Immediate Release                     Contact:  Jim Abrams
(314) 342-6343



SALES INCREASE 9.1% FOR THE MONTH OF MAY
FOR THE MAY DEPARTMENT STORES COMPANY


	ST. LOUIS, June 1, 1995 -- The May Department Stores Company today reported preliminary sales of $929.7 million for the four-week period ended May 27, a 9.1% increase over $852.1 million in the similar fiscal period last year.
	Sales for the first four months of fiscal 1995 were $3.63 billion, up 7.4% from sales of $3.38 billion during the same period a year ago.
	Department store sales for the month of May totaled $726.2 million, up 8.8% or $58.5 million over last year. Sales for Payless ShoeSource were $203.5 million, an increase of 10.4% or $19.1 million over last year's similar period.
	Sales were as follows:

			     SALES FOR THE MONTH OF MAY (Millions)
		       Fiscal         Fiscal        Percent   Store-for-Store*
			1995           1994        Increase      Inc/(Dec)

Department stores     $  726.2       $  667.7        8.8%           5.4%
Payless ShoeSource       203.5          184.4       10.4           (5.0)
   TOTAL              $  929.7       $  852.1        9.1%           3.2%



				YEAR-TO-DATE SALES (Millions)
		       Fiscal         Fiscal        Percent   Store-for-Store*
			1995           1994        Increase      Inc/(Dec)
Department stores     $2,854.0       $2,677.5        6.6%           3.1%
Payless ShoeSource       773.1          701.1       10.3           (4.7)
   TOTAL              $3,627.1       $3,378.6        7.4%           1.5%

* Store-for-store sales represent sales of those stores open during both years.

	Sales have been restated to exclude the sales of stores that have been closed and not replaced. Year-to-date revenues, including sales of nonreplaced closed stores and finance charge revenue, were $3.74 billion in 1995 and $3.50 billion in 1994.
	During the month, May opened 10 net new Payless ShoeSource stores and 11 Payless Kids expansion stores. Year-to-date, May has opened two of the 23 department stores and 144 of the 258 net new Payless ShoeSource stores scheduled to open in 1995.
	The May Department Stores Company operates 315 department stores and 4,579 Payless ShoeSource stores.